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                                                                    Exhibit 99.1

HANOVER COMPRESSOR TO RESTATE RESULTS FOR YEAR ENDED

DECEMBER 31, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001;

ECONOMIC VALUE OF AFFECTED ASSETS EXPECTED TO BE REALIZED THROUGH FUTURE OPERATIONS

Note:  Conference Call Scheduled for 2:00 p.m. ET today

HOUSTON, February 26, 2002 - Hanover Compressor (NYSE: HC) today announced that as a result of its transaction and accounting review, and with the concurrence of its outside auditor, it will restate its financial results for the year ended December 31, 2000 and the nine months ended September 30, 2001 to reflect changes in its accounting treatment for certain transactions.

The Company expects to restate $37.7 million of the total $603.8 million of revenues and approximately $7.5 million of the $58.7 million of net income for the year ended December 31, 2000. The restatement is expected to reduce Hanover's total fully diluted per share earnings of $0.88 for the year ended December 31, 2000 by approximately $0.11.

The Company expects to restate $25.1 million of the total $781.6 million in revenues and approximately $1.4 million of the $64.5 million of net income for the nine months ended September 30, 2001. The restatement is expected to reduce Hanover's total fully diluted per share earnings of $0.86 for the nine months ended September 30, 2001 by approximately $0.02.

The transactions involved in the restatement are the Cawthorne Channel project in Nigeria, initially conducted through the Hampton Roads joint venture, Hanover's acquisition of two compressors in a non-monetary exchange transaction, its sale of three turbine engines and a compressor sale transaction. The restatement relating to Cawthorne Channel will result in a reduction of $16.0 million of revenue and $2.8 million of net income for the year ended December 31, 2000 and a reduction of $3.6 million of revenue and $0.7 million of net income for the nine months ended September 30, 2001. The restatement relating to the other transactions will result in a reduction of $21.7 million of revenue and $4.7 million of net income for the year ended December 31, 2000 and a reduction of $21.5 million of revenue and $0.7 million of net income for the nine months ended September 30, 2001.

In a separate development, the Company also said the Fort Worth District Office of the Securities and Exchange Commission has requested information relating to the Hampton Roads joint venture. Hanover is cooperating fully with the SEC's request.

"In conjunction with a separate review of the Company's joint ventures and other transactions conducted by the Board of Directors, the Company determined that restatement was appropriate," said Michael J. McGhan, President and Chief Executive Officer. "This review reaffirmed the economic value of the underlying assets affected which the Company expects will be realized through future operations. Following discussions with our independent auditors, we decided to make the restatement."


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"The restatement has no impact on the Company's liquidity or its ability to continue to conduct its business. Management and the board firmly believe in the Company's sound business plan and strong fundamentals," McGhan concluded. "We are confident that the restatement and other actions announced today will enable Hanover to fully focus on executing its proven business model of outsourced compression and treating service. We continue to move forward in executing our business plan."

A brief summary of each transaction for which the Company will restate its financial results follows.

Cawthorne Channel Project in Nigeria/Hampton Roads Joint Venture
----------------------------------------------------------------

Cawthorne Channel is a project to build, own and operate barge-mounted gas compression and gas processing facilities to be stationed off the coast of Nigeria in performance of a contract between Global Energy and Refining Ltd ("Global") and Shell Petroleum Development Company of Nigeria Limited, the Nigerian operating unit of The Royal/Dutch Shell Group ("Shell"). Hanover entered into a contract with Global in June 1999 to fabricate and lease the facilities to Global to fulfill the Shell contract. Subsequently, Hanover acquired a 10% interest in Global.

In September 2000, a joint venture known as Hampton Roads Shipping Investors II, L.L.C. ("Hampton Roads") was formed to own the gas processing facilities and lease them to Global. Hanover owned a 25% interest in Hampton Roads and entered into a turn-key construction contract with Hampton Roads to construct the facilities. The equipment, which had a sale price of $51 million, was to be used pursuant to a 10-year contract on behalf of Shell to commence September 30, 2001. In the first quarter of 2001, the scope of the project was reduced to $43 million and the contract term was extended to 15 years with a projected start date of September 2003. As the project has not yet started, Hanover has recorded no income attributable to its equity ownership in the venture.

Hanover is constructing the equipment to be used in the gas compression and processing project with Shell under the turn-key construction contract with Hampton Roads and has accounted for this activity under the percentage of completion method of accounting. The restatement relating to Cawthorne Channel will result in the reduction of $16.0 million of revenue and $2.8 million of net income for the year ended December 31, 2000, and a reduction of $3.6 million of revenue and $0.7 million of net income for the nine months ended September 30, 2001. These amounts reflect the revenue related only to the majority owners' 75% interest in Hampton Roads.

Based upon the evaluation of new information related to these transactions, the Company has determined that it should not have recognized revenue for this activity during these periods. Moreover, in February 2002, Hanover purchased the 75% interest in Hampton Roads that it did not own. The Company now owns 100% of the venture and will recognize the rental revenues pursuant to its contract with Global once startup begins. "Our internal review reaffirmed the long-term economic value to Hanover and its shareholders of the Cawthorne Channel project," McGhan stated. "The Company anticipates that beginning in September 2003, upon startup, the project will generate $300,000 of net income per month over the life of the contract with Global. In light of the strong upside for this project, we decided to purchase the 75% of the project


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owned by our partner, thereby accruing all future benefits directly to Hanover.
This project has led Hanover to a second gas processing project in Nigeria with Shell, which is scheduled to start this year."

Acquisition of Compressors In Non-Monetary Exchange
---------------------------------------------------

In the third quarter of 2000, the Company entered into an acquisition of two compressors in a non-monetary exchange transaction with an independent oil and gas producer. In the transaction, Hanover acquired the two compressors in exchange for certain gas reservoir rights that Hanover had obtained in settlement of a payment default by one of its customers. The Company accounted for the transaction as an exchange of non-monetary assets and recorded $2.2 million in revenue and $1.4 million of net income in 2000. Based upon the evaluation of new information related to this transaction, the Company has determined that it should not have recognized a gain on this transaction.

The Company has leased the compressors to the oil and gas producer through 2007. "This transaction enabled the Company to exchange an unpaid account receivable for highly productive long term assets in its core business," McGhan stated. "The two compressors now are subject to a lease which is anticipated to generate over $4 million in revenue over its remaining life."

Sale of Turbine Engines
-----------------------

In the fourth quarter of 2000, Hanover entered the non-oil field power generation market to take advantage of rising electricity demand and purchased used turbines to carry out this effort. Subsequently, the Company agreed to sell three turbines on extended credit and recognized revenues and the related profits at the time of such transactions.

The Company recorded $0.8 million of net income on a $7.5 million turbine sale in the fourth quarter of 2000, $1.1 million of net income on a $16.1 million turbine sale in the second quarter of 2001 and $1.7 million of net income on a $17.0 million turbine sale in the third quarter of 2001. In addition, the Company recorded $0.4 million in net income related to the $16.1 million sale in the third quarter of 2001. Upon further evaluation of the transactions, the Company determined that revenue should have been recognized on these transactions at the time that collectibility of the sales price was reasonably assured. The Company received full payment on the $7.5 million turbine sale in the fourth quarter of 2001 and recorded the related $0.8 million net income in that quarter. The Company expects to be paid in full on the $17.0 million turbine sale in the second quarter of 2002. The $16.1 million turbine was ultimately sold to a project that is utilizing the turbine in a contract with the California Department of Water and Resources. The Company received payment in full on the turbine. However, since Hanover is a participant in the project financing, it will not record a profit related to the sale of that turbine.

Compressor Sale Transaction
---------------------------

The Company sold 33 gas compressors to a gas pipeline system then controlled by Enron for $12.0 million pursuant to invoices issued in December 2000. Hanover recorded $2.5 million of


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net income from the transaction in the fourth quarter of 2000. In January 2001,
Hanover entered into an agreement with its customer to provide transition services and settle claims between the parties arising from the operation of the compressors prior to their sale. The agreement also provided for the issuance of a bill of sale. Upon further evaluation of the transaction, the Company has determined that it should have recognized the gain on this transaction when it issued the bill of sale in January 2001 rather then December 2000.

Conference Call Details:
------------------------

The Company will host a conference call at 2:00 p.m. ET, Tuesday, February 26, to discuss these matters and other recent corporate developments. To access the call, participants should dial 913-981-4912 at least 10 minutes before the scheduled start time. For those unable to participate on the call, a replay will be available from 5:00 p.m. (ET) on Tuesday, February 26, until midnight, Friday, March 8. To listen to the replay, please call (719) 457-0820. The access code for the call is 439591.

                                      # # #

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. The risks and uncertainties include: the loss of market share through competition, the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; changes in economic or political conditions in the countries in which Hanover operates; and additional adjustments which could result from the completion of the 2001 audit of the Company's financial statements. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.